Exhibit 2.2

TAX MATTERS AGREEMENT

by and among

COUSINS PROPERTIES INCORPORATED,

COUSINS PROPERTIES LP,

CLINIC SUB INC.,

PARKWAY PROPERTIES, INC.,

PARKWAY PROPERTIES LP,

PARKWAY PROPERTIES GENERAL PARTNERS, INC.,

PARKWAY, INC.

and

PARKWAY OPERATING PARTNERSHIP LP

Dated as of October 5, 2016

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

Section 1.01.	General	3
Section 1.02.	Additional Definitions	9

ARTICLE II

AGREED UPON TAX CHARACTERIZATION OF CERTAIN TRANSACTIONS AND REPORTING WITH RESPECT THERETO

Section 2.01.	Intended Income Tax Treatment of Certain Aspects of the Separation Transactions	9
Section 2.02.	Reporting of Transactions in a Manner Consistent with Intended Tax Treatment.	11

ARTICLE III

PREPARATION, FILING AND PAYMENT OF TAXES SHOWN DUE ON TAX RETURNS

Section 3.01.	Combined Tax Returns	13
Section 3.02.	Cousins Separate Tax Returns	14
Section 3.03.	New Parkway Separate Tax Returns	14
Section 3.04.	Restructuring Transfer Tax Returns	14

ARTICLE IV

TAX RETURN PROCEDURES

Section 4.01.	Procedures Relating to Combined Tax Returns and Cousins Separate Tax Returns	14
Section 4.02.	Procedures Relating to New Parkway Separate Tax Returns	15
Section 4.03.	Preparation of all Tax Returns	16
Section 4.04.	Tax Returns Reflecting Restructuring/Distribution Taxes and Restructuring Transfer Taxes	17

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ARTICLE V

TAX TIMING AND ALLOCATION

Section 5.01.	Timing of Payments	17
Section 5.02.	Expenses	17
Section 5.03.	Apportionment of New Parkway Taxes	17

ARTICLE VI

INDEMNIFICATION

Section 6.01.	Indemnification by Cousins	17
Section 6.02.	Indemnification by New Parkway	17
Section 6.03.	Characterization of and Modifications to Payment Amounts	18
Section 6.04.	Timing of Indemnification Payments	18
Section 6.05.	Certain Tax Procedures	18

ARTICLE VII

REFUNDS AND DEDUCTIONS

Section 7.01.	Refunds	18
Section 7.02.	Treatment of Deductions Associated with Equity-Related Compensation	19

ARTICLE VIII

TAX PROCEEDINGS

Section 8.01.	Notification of Tax Proceedings	19
Section 8.02.	Tax Proceedings	20

ARTICLE IX

COOPERATION

Section 9.01.	General Cooperation	21
Section 9.02.	Retention of Records	22

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TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of October 5, 2016 is by and among Cousins Properties Incorporated, a Georgia corporation (“Cousins”), Cousins Properties LP, a Delaware limited partnership (“Cousins LP”), Clinic Sub Inc., a Maryland corporation (“Merger Sub”), Parkway, Inc., a Maryland corporation (“New Parkway”), Parkway Properties General Partners, Inc., a Delaware corporation (“Parkway GP”), Parkway Operating Partnership LP, a Delaware limited partnership (“New Parkway LP”), Parkway Properties LP, a Delaware limited partnership (“Legacy Parkway LP”) and Parkway Properties, Inc., a Maryland corporation (“Legacy Parkway”). Each of Cousins, Cousins LP, Merger Sub, New Parkway, Parkway GP, New Parkway LP, Legacy Parkway LP, and Legacy Parkway is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Cousins, Merger Sub, Legacy Parkway and Legacy Parkway LP entered into an Agreement and Plan of Merger (as amended or supplemented from time to time, the “Merger Agreement”), pursuant to which Legacy Parkway will merge with and into Merger Sub, a wholly owned subsidiary of Cousins (the “Merger”), with Merger Sub continuing as the surviving company of the Merger ;

WHEREAS, at least one day prior to the completion of the Merger, (i) certain direct or indirect ownership interests in the assets of Legacy Parkway LP that are not Houston, Texas assets (i.e., the non-Houston assets) will be contributed to Cousins LP, a newly formed limited partnership that will serve as the operating partnership of Cousins following consummation of the transactions described in the Separation, Distribution and Transition Services Agreement dated as of October 5, 2016 by and among the Parties (the “Separation and Distribution Agreement”) and (ii) for U.S. federal Income Tax purposes, Cousins LP will assume the obligations of Legacy Parkway LP pursuant to (a) the Amended, Restated and Consolidated Credit Agreement, dated April 1, 2014 and as amended, by and among Legacy Parkway LP, Legacy Parkway, the lenders thereto, and Wells Fargo Bank, National Association as Administrative Agent and (b) the Term Loan Agreement, dated June 26, 2015, among Legacy Parkway LP, Legacy Parkway, the lenders thereto, and Wells Fargo Bank, National Association as Administrative Agent (collectively, the facilities described in clauses (a) and (b), the “Legacy Parkway Credit Facility” and such assumption, the “Cousins LP Assumption”);

WHEREAS, pursuant to the Merger Agreement, immediately following the effective time of the Merger and before the open of business on the first Business Day following the effective time of the Merger, the Parties hereto will consummate a series of reorganization and separation transactions (the “Separation”) pursuant to the Reorganization Steps Plan (the “Reorganization Steps Plan”) set forth on Exhibit A to the Separation and Distribution Agreement pursuant to which, among other things, (i) the direct or indirect ownership interests in the Houston, Texas assets of each of Legacy Parkway LP and Cousins, respectively, and certain other assets owned directly or indirectly by Legacy Parkway LP, will be contributed to New Parkway LP, a newly formed limited partnership that will serve as the operating partnership of New Parkway following consummation of the transactions described in the Separation and Distribution Agreement, (ii) certain direct or indirect ownership interests in the non-Houston assets of Cousins will be contributed to Cousins LP, (iii) Cousins and New Parkway will reorganize their businesses through a series of transactions such that each of Cousins and New Parkway may operate as an independent umbrella partnership real estate investment trust (“UPREIT”); (iv) Cousins LP will contribute $5 million to New Parkway in exchange for shares of New Parkway non-voting preferred stock with a liquidation preference of $5 million, a fixed market-rate dividend and no voting rights, other than as required by law (the “New Parkway Preferred Stock” and such issuance, the “Issuance”), with New Parkway contributing the cash proceeds of that investment through Legacy Parkway LP to New Parkway LP, and (v) New Parkway LP will distribute to its partners $200 million in cash funded pursuant to the New Parkway Credit Facility, which cash the partners of New Parkway LP in turn will distribute to all or certain of their partners to the extent applicable, including New Parkway, with New Parkway in turn distributing the cash it receives to Merger Sub and with Merger Sub in turn distributing the cash it receives to Cousins, all of which cash ultimately will be contributed by the recipients (including Cousins) to Cousins LP, all as set forth in the Separation and Distribution Agreement and the Reorganization Steps Plan;

WHEREAS, as a result of the Issuance, New Parkway will cease to be a “qualified REIT subsidiary” of Cousins (within the meaning of Section 856(i)(2) of the Code) and will elect to be taxed as a REIT effective immediately after the Issuance;

WHEREAS, pursuant to the Merger Agreement, on the day following completion of the transactions described above, Cousins will distribute to the stockholders of Cousins (which as of that date will include the legacy stockholders of Legacy Parkway) 100% of the New Parkway Common Stock and 100% of the New Parkway Limited Voting Stock (each, as defined in the Separation and Distribution Agreement) (the “Distribution,” and together with the Separation, the “Separation Transactions”) and, following the completion of the Distribution, each of Cousins and New Parkway will commence operation as an independent UPREIT;

WHEREAS, the Parties have completed certain preliminary actions in connection with the Separation and the Distribution, including the formation of New Parkway as a wholly owned Subsidiary of Legacy Parkway, the formation of New Parkway LP, and the formation of Cousins LP, in each case, in accordance with the Merger Agreement and the Separation and Distribution Agreement;

WHEREAS, in conjunction with, and to further implement, the Separation Transactions, contemplated by the Separation and Distribution Agreement, the Parties wish to enter into this Agreement to (a) provide for the intended and agreed upon characterization of certain aspect to the Separation Transactions for U.S. federal Income Tax purposes, (b) provide for the payment of Tax liabilities and entitlement to refunds thereof, (c) allocate responsibility for, and cooperation in, the filing of Tax Returns, and (d) provide for certain other matters relating to Taxes.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenants and agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.01. General. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 10.01(b).

“Adjustment” means any change in the Tax liability of a taxpayer pursuant to a Final Determination, whether in connection with a Tax Proceeding, resulting from a change in facts or subsequent transactions, pursuant to amendment or otherwise, determined issue-by-issue, transaction-by-transaction, or with respect to a taxable period, as the case may be.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreement” has the meaning set forth in the Separation and Distribution Agreement.

“Benefited Party” has the meaning set forth in Section 7.01(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Tax Return” means any Tax Return that actually includes one or more members of the Cousins Group, on the one hand, together with one or more members of the New Parkway Group, on the other hand, for a taxable period that includes the Issuance Time.

“Cousins” has the meaning set forth in the preamble.

“Cousins Board” has the meaning set forth in the Separation and Distribution Agreement.

“Cousins Business” means the business of Cousins and its Subsidiaries prior to the time of the Merger and following the Merger and prior to and including the Distribution Effective Time and the business of the Cousins Group from the Distribution Effective Time.

“Cousins Entity” means any member of the Cousins Group other than Cousins.

“Cousins Group” means individually or collectively, as the case may be, (a) Cousins, Cousins LP and any of their respective Subsidiaries (including, for the avoidance of doubt, any such Subsidiary that is treated as a “disregarded entity” for U.S. federal Income Tax purposes or for purposes of any state, local or foreign Tax law) immediately after the Distribution Effective Time (and giving effect to the Separation and the Distribution), (b) any Person that shall have merged or liquidated into Cousins, Cousins LP or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition, including, without limitation, Legacy Parkway, which merged into Merger Sub with Merger Sub surviving. The term “Cousins Group” also shall include New Parkway and all members of the New Parkway Group for all periods prior to the Issuance Time for New Parkway but shall not include New Parkway or any member of the New Parkway Group for any period from and after the Issuance Time for New Parkway.

“Cousins Houston Properties” has the meaning set forth in the Separation and Distribution Agreement.

“Cousins LP” has the meaning set forth in the preamble.

“Cousins Section 351 Transfers” has the meaning set forth in Section 2.01(c).

“Cousins Separate Tax Return” means any Separate Return required to be filed by any member of the Cousins Group.

“Cousins Tax Proceeding” has the meaning set forth in Section 8.02(a).

“Cousins Taxes” means, all Taxes that are not New Parkway Taxes, including, without limitation, all Restructuring/Distribution Taxes and all Restructuring Transfer Taxes.

“Distribution” has the meaning set forth in the recitals.

“Distribution Date” means the date on which the Distribution occurs.

“Distribution Effective Time” has the meaning set forth in the Separation and Distribution Agreement.

“Division” has the meaning set forth in Section 2.01(f).

“Due Date” means (i) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (ii) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties and/or additions to Tax.

“Employee Matters Agreement” has the meaning set forth in the Separation and Distribution Agreement.

“Final Determination” means the final resolution of liability for any Tax or Tax Item, which resolution may be for a specific issue or adjustment or for a taxable period, by or as a result of (i) IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the Laws of any Taxing Jurisdiction, except that an IRS Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for Refund or the right of the Taxing Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (ii) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed; (iii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of any Taxing Jurisdiction; (iv) any allowance of a Refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such Refund or credit may be recovered by the jurisdiction imposing the Tax; or (v) any other final resolution, including by reason of the expiration of the applicable statute of limitations, the execution of a pre-filing agreement with the IRS or other Taxing Authority or by mutual agreement of the Parties.

“Income Taxes” means any Taxes based upon, measured by, or calculated with respect to (i) net income, profits, net receipts or gross receipts (including, but not limited to, any capital gains, minimum Tax, any Tax on items of Tax preference, or any REIT Taxes, but not including sales, use, value added, real or personal property, transfer or similar Taxes), (ii) multiple bases (including, but not limited to, corporate franchise, doing business, business license, business privilege and occupation Taxes) if one or more bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (i) or (iii) any net worth, franchise or similar Tax.

“Indemnified Party” means the Party which is entitled to seek indemnification from another Party pursuant to the provisions of Article VI.

“Indemnifying Party” means the Party from which another Party is entitled to seek indemnification pursuant to the provisions of Article VI.

“Information” has the meaning set forth in Section 9.01(a).

“Information Request” has the meaning set forth in Section 9.01(a).

“IRS” means the U.S. Internal Revenue Service.

“Issuance” has the meaning set forth in the recitals.

“Issuance Time” means the effective time of the Issuance.

“Law” has the meaning set forth in the Separation and Distribution Agreement.

“Legacy Parkway” has the meaning set forth in the preamble.

“Legacy Parkway Houston Assets” has the meaning set forth in the Separation and Distribution Agreement.

“Legacy Parkway LP” has the meaning set forth in the preamble.

“Merger Sub” has the meaning set forth in the preamble.

“Net Working Capital Balance” has the meaning set forth in the Separation and Distribution Agreement.

“New Parkway” has the meaning set forth in the preamble.

“New Parkway Business” has the meaning set forth in the preamble.

“New Parkway Cash Payment” has the meaning set forth in Section 2.01(d).

“New Parkway Credit Facility” shall mean, collectively, a $350 million term loan facility and a $100 million revolving credit facility, entered into between New Parkway LP, Bank of America, N.A., as administrative agent and lender and certain other lenders party thereto in accordance with the Credit Agreement executed by such parties.

“New Parkway Entity” means any member of the New Parkway Group other than New Parkway.

“New Parkway Group” means, individually or collectively, as the case may be, (a) New Parkway, Parkway GP, New Parkway LP and any of their respective Subsidiaries (including, for the avoidance of doubt, any such Subsidiary that is treated as a “disregarded entity” for U.S. federal Income Tax purposes (or for purposes of any state, local or foreign Tax law)) from and immediately after the Issuance Time, (b) any Person that shall have merged or liquidated into New Parkway, Parkway GP, New Parkway LP or any such Subsidiary but only from and immediately after the Issuance Time, and (c) any predecessor or successor to any Person otherwise described in this definition but only with respect to periods from and immediately after the Issuance Time. The term “New Parkway Group” shall not include New Parkway or any New Parkway Entity or any predecessor or successor to New Parkway or a New Parkway Entity for any period prior to the Issuance Time.

“New Parkway LP” has the meaning set forth in the preamble.

“New Parkway Preferred Stock” has the meaning set forth in the recitals.

“New Parkway Separate Tax Return” means any Separate Return required to be filed by any member of the New Parkway Group.

“New Parkway Tax Proceeding” has the meaning set forth in Section 8.02(a).

“New Parkway Taxes” means, without duplication, (i) any Taxes of or imposed on any member of the New Parkway Group (including any Taxes reported on or otherwise imposed with respect to a Combined Tax Return) for any taxable period, attributable to, or arising with respect to, assets or activities of the New Parkway Business for any period from and immediately after the Issuance Time (excluding any Restructuring/Distribution Taxes or any Restructuring Transfer Taxes); and (ii) any Taxes of or imposed on New Parkway, Legacy Parkway LP, New Parkway LP or any other member of the New Parkway Group for any taxable period from and immediately after the Issuance Time for New Parkway (excluding any Restructuring/Distribution Taxes or any Restructuring Transfer Taxes).

“Parkway GP” has the meaning set forth in the preamble.

“Party” has the meaning set forth in the preamble.

“Past Practice” has the meaning set forth in Section 4.01(a).

“Person” has the meaning set forth in the Separation and Distribution Agreement.

“Post-Closing Period” means any taxable period (or portion thereof) beginning at or after the Issuance Time.

“Pre-Closing Period” means any taxable period (or portion thereof) ending before the Issuance Time.

“QRS” means any corporation that is treated for U.S. federal Income Tax purposes as a “qualified REIT subsidiary” (within the meaning of Section 856(i)(2) of the Code) with respect to any REIT.

“Record Holders” has the meaning set forth in the Separation and Distribution Agreement.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that for purposes of this Agreement, the amount of any Refund required to be paid to another Party shall be reduced by the net amount of any Income Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund.

“REIT” means a real estate investment trust within the meaning of Section 856(a) of the Code.

“REIT Taxes” means (i) any Taxes imposed as a result of the disqualification of Cousins or New Parkway, as the case may be, as a REIT, (ii) any Taxes imposed under Section 857(b)(5) of the Code, and (iii) any excise Taxes imposed under Section 4981 of the Code.

“Reorganization Steps Plan” has the meaning set forth in the recitals.

“Representatives” has the meaning set forth in the Separation and Distribution Agreement.

“Restructuring/Distribution Taxes” means any Taxes imposed on, in connection with, or by reason of the Merger or any of the Separation Transactions (including, but not limited to, REIT Taxes, but not including any Transfer Taxes).

“Restructuring Transfer Taxes” means any Transfer Taxes imposed on, in connection with, or by reason of the Merger or any of the Separation Transactions.

“Separate Return” means (i) in the case of any Tax Return required to be filed by any member of the Cousins Group (including any consolidated, combined, unitary or similar Tax Return), any such Tax Return that does not include any member of the New Parkway Group and (ii) in the case of any Tax Return required to be filed by any member of the New Parkway Group (including any consolidated, combined, unitary or similar Tax Return), any such Tax Return that does not include any member of the Cousins Group.

“Separation” has the meaning set forth in the recitals.

“Separation and Distribution Agreement” has the meaning set forth in the recitals.

“Separation Transactions” has the meaning set forth in the recitals and includes, for the avoidance of doubt, all transactions set forth in the Reorganization Steps Plan, including the Merger, the Separation, and the Distribution.

“Subsidiary” has the meaning set forth in the Separation and Distribution Agreement.

“Tax” means (i) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, margin, payroll, withholding, social security, value added and other taxes, (ii) any interest, penalties or additions attributable thereto and (iii) all liabilities in respect of any items described in clause (i) or (ii) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Tax Attributes” means net operating losses, capital losses, credits, earnings and profits (including any REIT earning and profits), overall foreign losses, previously taxed income, separate limitation losses and all other Tax attributes.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item that increases or decreases Taxes paid or payable.

“Tax Matter” has the meaning set forth in Section 9.01(a).

“Tax Package” means all relevant Tax-related information relating to the operations of the business of the Cousins Group or the New Parkway Group, as applicable, that is reasonably necessary to prepare and file the applicable Tax Return.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) supplied to, filed with or required to be supplied to or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for refund.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Taxing Jurisdiction” means the United States and every other government or governmental unit having jurisdiction to tax any member of the Cousins Group or any Member of the New Parkway Group.

“Transfer Taxes” means all sales, use, transfer, real property transfer (whether such transfer is direct or indirect), intangible, recordation, registration, documentary, stamp or similar Taxes.

“Treasury Regulations” means the final and temporary (but not proposed) Income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“TRS” means any corporation that is treated for U.S. federal Income Tax purposes as “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) with respect to any REIT.

“UPREIT” has the meaning set forth in the recitals.

“U.S.” means the United States of America.

Section 1.02. Additional Definitions. Capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Separation and Distribution Agreement.

ARTICLE II

AGREED UPON TAX CHARACTERIZATION OF

CERTAIN TRANSACTIONS AND REPORTING WITH RESPECT THERETO

Section 2.01. Intended Income Tax Treatment of Certain Aspects of the Separation Transactions. The Parties intend that for federal and applicable state Income Tax purposes, the following aspects of the Separation Transactions shall be treated as follows:

(a) The Distribution shall be treated as a distribution by Cousins on the Distribution Date that is subject to Sections 301 and 311 of the Code, and not as a transaction qualifying for treatment under Section 355 of the Code;

(b) At all times prior to the Issuance Time, New Parkway shall be treated as a QRS of (i) Legacy Parkway prior to the Merger, and (ii) Cousins following the Merger;

(c) As a result of the Issuance, (i) New Parkway shall cease to be a QRS with respect to Cousins, and (ii) pursuant to Section 856(i)(3) of the Code, New Parkway shall be treated as a new corporation acquiring all of its assets (including the interests deemed owned by Cousins in Parkway GP, New Parkway LP and Legacy Parkway LP) and assuming all of its liabilities (including its share of liabilities of any partnerships considered transferred to New Parkway) from Cousins immediately before ceasing to be a QRS, in a transaction governed by Section 351 of the Code (the “Cousins Section 351 Transfers”), subject to Section 2.01(d);

(d) The transfer by New Parkway to (or at the direction of) Cousins following the Issuance Time of New Parkway’s distributive share of the proceeds of the $200 million in cash funded pursuant to a New Parkway Credit Facility, net of the Retained Make-Up Amount (as defined in and pursuant to the terms of the Separation and Distribution Agreement), (the “New Parkway Cash Payment”) shall be treated as “other property or money” described in Section 351(b) of the Code transferred by New Parkway to Cousins in connection with the Cousins Section 351 Transfers, with the result that Cousins will recognize gain in connection with the Cousins Section 351 Transfers calculated by applying the asset-by-asset method, as described in Revenue Ruling 68-55, 1968-1 C.B.; 140;

(e) Any gain recognized by Cousins as described in Section 2.01(d) above shall be reported as gain recognized with respect to the transfer of partnership interests (to the extent the assets deemed transferred are comprised of partnership interests);

(f) Pursuant to Section 362(a) of the Code, the adjusted basis for Income Tax purposes of New Parkway in the assets deemed transferred by Cousins to New Parkway in the Cousins Section 351 Transfers shall be increased by the amount of gain required to be recognized by Cousins, as contemplated in Section 2.01(d), in connection with the Cousins Section 351 Transfers as a result of the New Parkway Cash Payment;

(g) In exchange for the contribution of assets, a Party that contributes assets to either Cousins LP or New Parkway LP (the “Transferee”) shall receive a partnership interest in the relevant Transferee consisting of a ratable portion of the aggregate number of common units of the relevant Transferee to be issued by such Transferee in connection with the Separation Transactions, excluding the common units, if any, that will be issued in exchange for contributions of cash in Step 5(a) or Step 5(b) of Exhibit A to the Separation and Distribution Agreement, which ratable portion shall be based upon the relative net asset value of all assets contributed to the relevant Transferee in connection with the Separation Transactions as mutually agreed upon by the Parties in good faith no later than thirty (30) days following the Distribution Effective Time; provided that (x) the aggregate number of common units of Cousins LP that will be outstanding following the consummation of the Separation Transactions shall be equal to 401,524,356, of which Cousins will hold 393,318,353 and the other limited partners of Cousins LP will hold the remainder, and (y) the aggregate number of common units of New Parkway LP that will be outstanding following the consummation of the Separation Transactions shall be equal to 50,190,546, of which New Parkway will hold 25,792,721, Parkway LP will hold 23,895,919 and Parkway GP will hold 501,905, in each case prior to (i) any adjustment for common units of Cousins LP received in exchange for cash in Step 5(b) and 5(c) of Exhibit A to the Separation and Distribution Agreement, (ii) the effect of net settlement following effectiveness of the Merger of Cousins RSUs issued to former employees of Legacy Parkway and (iii) other adjustments as mutually agreed among the parties;

(h) The receipt by the partners of Legacy Parkway LP of their distributive share of interests of Legacy Parkway LP in Cousins LP (the “Division”) shall be treated as an “assets over division” of Legacy Parkway LP governed by Treasury Regulations §1.708-1(d)(3)(i) that occurs prior to the Issuance Time and in which Legacy Parkway LP shall be treated under Treasury Regulations §1.708-1(d) as a “resulting partnership” (as it existed for U.S. federal Income Tax purposes immediately prior to the Division) and as the “divided partnership”;

(i) The tax basis of the interests of Cousins LP received by the partners of Legacy Parkway LP in the Division shall be determined in a manner to preserve the Section 704(c) gain or loss (i.e., the “tracing method”), such that gain or loss, if any, to be recognized under Section 704(c)(1)(B) or Section 737 by any such partners shall be minimized to the extent practicable, as determined by Cousins in its sole discretion in good faith;

(j) Consistent with Section 2.01(f), Legacy Parkway LP shall retain its EIN;

(k) None of the Parties shall be treated as recognizing any gain by reason of the distribution to them by either New Parkway LP or Legacy Parkway LP of their respective shares (determined in accordance with the Treasury Regulations under Sections 752 and 707 of the Code) of the proceeds of the New Parkway Credit Facility to be distributed by New Parkway LP to Legacy Parkway LP, Parkway GP or New Parkway;

(l) All transactions comprising the Separation Transactions shall be considered to occur in the time and order and manner set forth in the Reorganization Steps Plan;

(m) The Cousins LP Assumption shall be treated as the assumption of the Legacy Parkway Credit Facility by Cousins LP for purposes of Treasury Regulation Section 1.752-1(d);

(n) The Merger shall be treated as a “reorganization” within the meaning of Section 368(a); and

(o) As a result of the Merger, Legacy Parkway LP shall be treated as having terminated pursuant to Section 708(b)(1)(B), and, if, at the time of the Merger, Cousins LP is treated as a partnership for U.S. federal income tax purposes, Cousins LP shall be treated as having terminated pursuant to Section 708(b)(1)(B).

Section 2.02. Reporting of Transactions in a Manner Consistent with Intended Tax Treatment.

(a) The Parties agree to treat the Separation Transactions in a manner consistent with the intended tax treatment of the Separation Transactions set forth in Section 2.01. Without limiting the foregoing, all Tax Returns prepared by or on behalf of any Party shall be prepared in a manner consistent with the intended tax treatment of the Separation Transactions set forth in Section 2.01, and no Party shall take any contrary or inconsistent position, whether in a Tax Return or otherwise, including any dealings involving the Internal Revenue Service (including, without limitation, any audit, administrative appeal or any judicial proceeding involving the Tax Returns of the Party or the tax treatment of any Party).

(b) Notwithstanding Section 2.01 and Section 2.02(a), a Party shall not be bound by the obligations set forth therein:

1. if the Party determines in good faith, based upon the advice of counsel recognized as expert in such matters or a nationally recognized public accounting firm, that it is not “more likely than not” that such treatment would be upheld by court, provided that as a condition thereto, the Party receiving such advice shall have given written notice thereof to the Party (or Parties) that would be adversely affected by the change in the intended treatment of the transactions (together with a copy of that advice), and provided further that if, within thirty (30) days after the receipt thereof, the adversely affected Party provides the first Party an opinion of counsel recognized as expert in such matters or a nationally recognized public accounting firm, that it is “more likely than not” that such treatment would be upheld by court, then all Parties shall continue to be bound by Section 2.01 (other than Section 2.01(i)) and Section 2.02(a) with respect thereto; or

2. to the extent otherwise required by a Final Determination.

(c) No later than thirty (30) days following the Distribution Effective Time, New Parkway shall provide to Cousins the information reasonably requested by Cousins to calculate the tax basis in the interests in Legacy Parkway LP deemed contributed to New Parkway as a result of the Issuance, as contemplated in Section 2.01(c) above. No later than sixty (60) days following the Distribution Effective Time, Cousins shall provide to New Parkway a statement, prepared in accordance with Section 2.01(g) above, with the gain proposed to be recognized by Cousins with respect to each asset deemed contributed to New Parkway in the Cousins Section 351 Transfers (as contemplated in Sections 2.01(c) and 2.01(d) above), together with the resulting adjusted tax basis to New Parkway of each such asset to enable New Parkway to analyze and comment on such allocations of gain and tax basis.

1. With respect to the calculation of tax basis, Cousins shall consider any such comments received from New Parkway in good faith and Cousins and New Parkway shall attempt in good faith to resolve any issues related solely to such tax basis information.

2. With respect to the calculation of gain to be recognized by Cousins, Cousins shall consider any such comments received from New Parkway in good faith and Cousins and New Parkway shall attempt in good faith to resolve any issues arising out of the review of any such gain information; provided, however, that any issues that cannot be resolved between Cousins and New Parkway with respect thereto shall be determined by Cousins in good faith unless such resolution would result in a cash income tax liability of New Parkway solely related to the gain recognized as a result of the Separation Transactions (for the avoidance of doubt, any such cash income tax liability shall not include any tax liability arising as a result of the Separation Transactions in a taxable period from and immediately after the Issuance Time, for example because the tax basis of any assets of any member of the New Parkway Group is lower than otherwise might have been the case as a result of a determination made by Cousins in good faith), in which case any issues that cannot be resolved between Cousins and New Parkway shall be resolved in accordance with Section 10.01.

ARTICLE III

PREPARATION, FILING AND PAYMENT OF

TAXES SHOWN DUE ON TAX RETURNS

Section 3.01. Combined Tax Returns.

(a) Except as set forth in Section 3.01(b), Cousins shall prepare and file (or cause to be prepared and filed) all Combined Tax Returns (including, but not limited to, the Combined Tax Returns set forth on Schedule 3.01(a) hereto), and Cousins LP shall pay (or cause to be paid) all Taxes shown to be due and payable on such Tax Returns; provided, that New Parkway LP shall reimburse Cousins LP for any such Taxes that are New Parkway Taxes.

(b) New Parkway shall prepare and file (or cause to be prepared and filed) the Combined Tax Returns set forth on Schedule 3.01(b) for the period that includes the Issuance Time; provided, that Cousins LP shall reimburse New Parkway LP for any such Taxes that are Cousins Taxes with respect to such Tax Return.

Section 3.02. Cousins Separate Tax Returns. Cousins shall prepare and file (or cause to be prepared and filed) all Cousins Separate Tax Returns (including, but not limited to, the Cousins Separate Tax Returns set forth on Schedule 3.02 hereto) and Cousins LP shall pay (or cause to be paid) all Taxes shown to be due and payable on such Tax Returns; provided, that New Parkway LP shall reimburse Cousins LP for any such Taxes that are New Parkway Taxes. Upon the request of Cousins, which request shall not be made later than one hundred twenty (120) days prior to the Due Date for any such Tax Return (unless the Due Date for such Tax Return is prior to one hundred twenty (120) days after the Effective Time, in which case Cousins shall make such request as promptly as practicable), New Parkway shall prepare on behalf of Cousins any Cousins Separate Tax Returns or Combined Tax Returns with respect to any entity that will be part of the New Parkway Group or that was, prior to the effective time of the Merger, a direct or indirect subsidiary of Legacy Parkway (including, without limitation, the Tax Returns for the calendar year 2015 for such entities if such Tax Returns have not been filed prior to the time of the Merger), provided, that, notwithstanding anything to the contrary in Section 4.01(a), (i) any such Tax Returns shall be prepared in a manner that is consistent with Past Practice (as defined below), (ii) at least forty five (45) days prior to the Due Date for filing any such Tax Return, New Parkway shall provide a draft of such Tax Return to Cousins for its review and approval and shall consider in good faith any comments made by Cousins with respect to such Tax Return, and (iii) Cousins LP shall reimburse New Parkway LP for (a) any such Taxes that are Cousins Taxes with respect to any such Tax Returns and (b) the reasonable costs incurred in preparing such Tax Returns pursuant to this sentence.

Section 3.03. New Parkway Separate Tax Returns. New Parkway shall prepare and file (or cause to be prepared and filed) all New Parkway Separate Tax Returns (including, but not limited to, the New Parkway Separate Tax Returns set forth on Schedule 3.03 hereto) and New Parkway LP shall pay (or cause to be paid) any Taxes shown to be due and payable on such Tax Returns; provided, that Cousins LP shall reimburse New Parkway LP for any such Taxes that are Cousins Taxes.

Section 3.04. Restructuring Transfer Tax Returns. Cousins shall prepare and file (or cause to be prepared and filed) all Tax Returns required to be filed with respect to Restructuring Transfer Taxes, and Cousins shall pay (or cause to be paid) all Taxes shown to be due and payable on such Tax Returns.

ARTICLE IV

TAX RETURN PROCEDURES

Section 4.01. Procedures Relating to Combined Tax Returns and Cousins Separate Tax Returns. Except as otherwise provided in Section 4.04:

(a) in connection with the preparation of any Combined Tax Return pursuant to Section 3.01 or any Cousins Separate Tax Return pursuant to Section 3.02 that may include Tax Items relating to the activities or assets of the New Parkway Business, New Parkway will (and will cause the New Parkway Entities to) assist and cooperate with Cousins by preparing and providing to Cousins such information and other documentation as may be reasonably requested by or reasonably necessary to enable Cousins, in such form as Cousins may reasonably request, to prepare such Combined Tax Return or Cousins Separate Tax Return, including, but not limited to, proforma Tax Returns for New Parkway and any New Parkway Entity to be included in such Combined Tax Return or equivalent financial data to be used in the preparation of such Cousins Separate Tax Return, as applicable. Any such proforma Tax Return or equivalent financial data shall be prepared in accordance with past practices, accounting methods, elections and conventions (“Past Practice”), unless otherwise required by Article II, or by Law or requested in writing by Cousins, and shall be delivered no later than thirty (30) days following Cousins’ request therefor. At its option, Cousins may engage an accounting firm of its choice, at the expense of Cousins, to review the proforma Tax Return or equivalent financial data, supporting documentation, and statements submitted by New Parkway and in connection therewith, shall determine whether such Tax Return was prepared in accordance with Past Practice.

(b) Cousins (or its designee) shall determine the entities to be included in any Combined Tax Return and make or revoke any Tax elections, adopt or change any Tax accounting methods, and determine any other position taken on or in respect of any Combined Tax Return or Cousins Separate Tax Return. Notwithstanding the immediately preceding sentence, any Combined Tax Return or Cousins Separate Tax Return shall, to the extent relating to New Parkway, any New Parkway Entity or the activities or assets of the New Parkway Business, be prepared in good faith. Cousins shall deliver to New Parkway for its review a draft of any Combined Tax Return or Cousins Separate Tax Return, in each case, if such Tax Return reflects or relates to Taxes for which New Parkway LP would reasonably be expected to be liable hereunder, at least sixty (60) days prior to the Due Date for such Tax Return to enable New Parkway to analyze and comment on such Tax Return (along with a statement setting forth the calculation of the Tax shown due and payable on such Tax Return reimbursable by New Parkway LP under Sections 3.01 or 3.02). Cousins shall consider any such comments received from New Parkway in good faith and Cousins and New Parkway shall attempt in good faith to resolve any issues arising out of the review of any such Tax Return; provided, however, that nothing herein shall prevent Cousins from timely filing (or causing to be filed) any such Tax Return.

Section 4.02. Procedures Relating to New Parkway Separate Tax Returns. Except as otherwise provided in Section 4.04:

(a) in connection with the preparation of any New Parkway Separate Tax Return pursuant to Section 3.03 that may include Tax Items relating to the activities or assets of the Cousins Business, whether prior to or following the Issuance Time, Cousins will (and will cause the Cousins Entities to) assist and cooperate with New Parkway by preparing and providing to New Parkway such information and other documentation as may be reasonably requested by or reasonably necessary to enable New Parkway, in such form as New Parkway may reasonably request, to prepare such New Parkway Separate Tax Return, with such information and other documentation to be delivered no later than sixty (60) days following New Parkway’s request therefor (or one hundred twenty (120) days after the end of the calendar year, if later).

(b) in the case of any New Parkway Separate Tax Return that reflects or relates to Taxes for which Cousins LP would reasonably be expected to be liable hereunder, New Parkway shall (1) unless otherwise required by Article II, or by Law or agreed to in writing by Cousins, prepare (or cause to be prepared) such Tax Return in a manner consistent with Past Practice to the extent such items affect the Taxes for which Cousins LP may be responsible pursuant to this Agreement, and (2) submit to Cousins a draft of any such Tax Return (along with a statement setting forth the calculation of the Tax shown due and payable on such Tax Return reimbursable by Cousins LP under Section 3.03) at least sixty (60) days prior to the Due Date for such Tax Return to enable Cousins to analyze and comment on such Tax Return. New Parkway shall consider any such comments received from Cousins in good faith and Cousins and New Parkway shall attempt in good faith to resolve any issues arising out of the review of any such New Parkway Separate Tax Return. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 10.01. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any such New Parkway Separate Tax Return, such Tax Return shall be timely filed (or caused to be filed) by New Parkway, and the Parties shall agree to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

Section 4.03. Preparation of all Tax Returns. Except as required by Article II, or applicable Law or as a result of a Final Determination, (i) neither Cousins nor New Parkway shall (nor shall cause or permit any members of the Cousins Group or New Parkway Group, respectively, to), with respect to a specific item of income, deduction, gain, loss, or credit on any Tax Return, treat such specific item in a manner that is inconsistent with the manner such specific item is to be reported on a Tax Return prepared or filed by Cousins pursuant to Article III hereof (a “Cousins Tax Return”) (including, without limitation, the claiming of a deduction previously claimed on any such Cousins Tax Return) and (ii) Cousins and New Parkway shall (and shall cause the members of the Cousins Group and New Parkway Group, respectively, to) prepare all Tax Returns in a manner consistent with the terms of this Agreement and the Separation and Distribution Agreement, including, without limitation, Article II hereof.

Section 4.04. Tax Returns Reflecting Restructuring/Distribution Taxes and Restructuring Transfer Taxes. Notwithstanding anything to the contrary in Articles III, IV and V, the portion of any Tax Return that relates to any Restructuring/Distribution Taxes or any Restructuring Transfer Taxes shall be prepared and approved by Cousins in the manner determined by Cousins in its sole discretion, subject to the provisions of Sections 2.01 and 2.02 (including, without limitation, the provisions thereof relating to consultation).

ARTICLE V

TAX TIMING AND ALLOCATION

Section 5.01. Timing of Payments. All Taxes required to be paid or caused to be paid pursuant to Article III or Article IV by either Cousins LP or New Parkway LP, as the case may be, to an applicable Taxing Authority or to be reimbursed by Cousins LP or New Parkway LP to the other Party (or any member of its Group) pursuant to this Agreement, shall, in the case of a payment to a Taxing Authority, be paid on or before the Due Date for the payment of such Taxes and, in the case of a payment to the other Party, be paid at least two (2) business days before the Due Date for the payment of such Taxes by the other Party.

Section 5.02. Expenses. Except as expressly provided herein (including, Section 3.01, Section 3.02, Section 3.03, Section 3.04 and Section 10.01(b)), each Party shall bear its own expenses incurred in connection with Articles III, IV and V.

Section 5.03. Apportionment of New Parkway Taxes. For all purposes of this Agreement, Cousins shall determine in its reasonable discretion exercised in good faith, after consultation with New Parkway, which Tax Items are properly attributable to assets or activities of the New Parkway Business for periods from and after the Issuance Time (and in the case of a Tax Item that is properly attributable to both the New Parkway Group from and after the Issuance Time and the Cousins Group, the allocation of such Tax Item between the New Parkway Group and the Cousins Group).

ARTICLE VI

INDEMNIFICATION

Section 6.01. Indemnification by Cousins. Cousins LP shall pay, and shall indemnify and hold New Parkway LP and the New Parkway Entities harmless from and against, without duplication, (i) all Cousins Taxes, and (ii) any costs and expenses related to the foregoing (including reasonable fees of attorneys and experts and out-of-pocket expenses).

Section 6.02. Indemnification by New Parkway. New Parkway LP shall pay, and shall indemnify and hold Cousins LP and the Cousins Entities harmless from and against, without duplication, (i) all New Parkway Taxes, and (ii) any costs and expenses related to the foregoing (including reasonable fees of attorneys and experts and out-of-pocket expenses).

Section 6.03. Characterization of and Modifications to Payment Amounts.

(a) For all Tax purposes, the Parties agree to treat (and to cause their respective Affiliates to treat) (i) any payment required by this Agreement (other than payments with respect to interest, pursuant to Section 7.01(b) or Section 10.03 hereof, accruing after the Distribution Effective Time) as either a contribution by Cousins to New Parkway or a distribution by New Parkway to Cousins, as the case may be, occurring immediately prior to the Issuance or as a payment of an assumed or retained Liability and (ii) any payment of non-U.S. federal Taxes by or to a Taxing Authority or any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in each case, except as otherwise required by applicable Law.

(b) Any indemnification payment under this Article VI and under Article IV of the Separation and Distribution Agreement shall be increased to take into account any inclusion in income of the Indemnified Party arising from the receipt of such indemnity payment (including, but not limited to, any additional REIT Taxes resulting therefrom) and shall be decreased to take into account any reduction in income of the Indemnified Party arising from such indemnified Liability (including, but not limited to, any reduction in REIT Taxes resulting therefrom). For purposes hereof, any modification in the amount of an indemnification payment on account of Taxes (including, but not limited to, REIT Taxes) shall be determined (i) using the highest marginal rates in effect for Cousins, in the case of an Indemnified Party that is a member of the Cousins Group, or the highest marginal rates in effect for New Parkway, in the case of an Indemnified Party that is a member of the New Parkway Group, in each case, at the time of the determination and (ii) assuming that the Indemnified Party will be liable for Taxes at such rate and has no Tax Attributes at the time of the determination.

Section 6.04. Timing of Indemnification Payments. Indemnification payments required pursuant to this Article VI shall be paid by the Indemnifying Party to the Indemnified Party within twenty (20) days of delivery by the Indemnified Party to the Indemnifying Party of an invoice for the amount due, accompanied by evidence of payment and a reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment.

Section 6.05. Certain Tax Procedures. For the avoidance of doubt, Section 4.11 of the Separation and Distribution Agreement shall apply with respect to any indemnification payments required to be made pursuant to this Agreement.

ARTICLE VII

REFUNDS AND DEDUCTIONS

Section 7.01. Refunds.

(a) Cousins LP shall be entitled to all Refunds of Taxes for which Cousins LP is or may be responsible pursuant to this Agreement, and New Parkway LP shall be entitled to all Refunds of Taxes for which New Parkway LP is or may be responsible pursuant to this Agreement. A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled within ten (10) days after the receipt of the Refund.

(b) In the event of an Adjustment for which one Party (the “Responsible Party”) is or may be responsible pursuant to this Agreement which would have given rise to a Refund but for an offset against the Taxes for which the other Party (the “Benefited Party”) is or may be liable pursuant to this Agreement, then the Benefited Party shall pay to the Responsible Party, within ten (10) days of the Final Determination of such Adjustment an amount equal to the lesser of (i) the amount of such hypothetical Refund or (ii) the amount of such reduction in the Taxes of the Benefited Party, in each case plus interest at the rate set forth in Section 6621(a)(1) of the Code on such amount for the period from the filing date of the Tax Return that would have given rise to such Refund to the payment date.

(c) Notwithstanding Section 7.01(a), to the extent that a Party applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Taxing Authority requires such application in lieu of a Refund) and such overpayment of Taxes, if received as a Refund, would have been payable by such Party to the other Party pursuant to this Section 7.01, such Party shall pay such amount to the other Party no later than the Due Date of the Tax Return for which such overpayment is applied to reduce Taxes otherwise payable.

(d) To the extent that the amount of any Refund under this Section 7.01 is later reduced pursuant to an Adjustment, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 7.01 and an appropriate adjusting payment shall be made.

Section 7.02. Treatment of Deductions Associated with Equity-Related Compensation. Except as otherwise required by applicable Law or a Final Determination, solely Cousins shall be entitled to claim any Tax deduction associated with the vesting or settlement of any Cousins restricted stock or other equity-based compensation awards granted in connection with the performance of services (and the payment of any dividends or dividend equivalents with respect to restricted stock awards). Except as otherwise required by applicable Law or a Final Determination, with respect to any Tax deduction associated with the vesting or settlement of any Legacy Parkway restricted stock or other equity-based compensation awards granted in connection with the performance of services, (i) if the employee will continue as an employee of New Parkway or any Subsidiary of New Parkway, solely New Parkway shall be entitled to claim any Tax deduction associated with the vesting or settlement of any such restricted stock or other equity-based compensation awards, and (ii) otherwise, Cousin shall be entitled to claim any Tax deduction associated therewith.

ARTICLE VIII

TAX PROCEEDINGS

Section 8.01. Notification of Tax Proceedings. Within thirty (30) days after an Indemnified Party becomes aware of the commencement of a Tax Proceeding that may give rise to Taxes for which an Indemnifying Party is responsible pursuant to Article VI, such Indemnified Party shall notify the Indemnifying Party of such Tax Proceeding, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications relating to such Tax Proceeding. The failure of the Indemnified Party to notify the Indemnifying Party of the commencement of any such Tax Proceeding within such thirty (30)-day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent that the Indemnifying Party is actually prejudiced by such failure.

Section 8.02. Tax Proceedings.

(a) Generally. Except as provided in Section 8.02(c)(i), Cousins (or such member of the Cousins Group as Cousins shall designate) shall have the sole right to control any Tax Proceeding and represent the interests of the members of the Cousins Group and the members of the New Parkway Group and to employ counsel of its choice at its expense in any Tax Proceeding (including any Tax Proceeding with respect to Restructuring/Distribution Taxes) relating to (i) any Combined Tax Return, (ii) any Cousins Separate Tax Return and (iii) any Restructuring/Distribution Taxes or any Restructuring Transfer Taxes (each, a “Cousins Tax Proceeding”). Except as provided in Section 8.02(c)(ii), New Parkway (or such member of the New Parkway Group as New Parkway shall designate) shall have the sole right to represent the interests of the members of the New Parkway Group and to employ counsel of its choice at its expense in any Tax Proceeding relating to any New Parkway Separate Tax Return other than a Tax Proceeding relating to a Cousins Separate Tax Return (a “New Parkway Tax Proceeding”).

(b) Power of Attorney. New Parkway shall (and shall cause the members of the New Parkway Group to) execute and deliver to Cousins (or such member of the Cousins Group as Cousins shall designate) any power of attorney or other document requested by Cousins (or such designee) in connection with any Tax Proceeding described in the first sentence of Section 8.02(a). Cousins shall (and shall cause the members of the Cousins Group to) execute and deliver to New Parkway (or such member of the New Parkway Group as New Parkway shall designate) any power of attorney or other document requested by New Parkway (or such designee) in connection with any Tax Proceeding described in the second sentence of Section 8.02(a).

(c) Participation Rights.

(i) Cousins Tax Proceedings. In the event of any Cousins Tax Proceeding the resolution of which could reasonably be expected to give rise to an indemnification obligation of New Parkway LP pursuant to Article VI, (A) Cousins shall consult with New Parkway reasonably in advance of taking any significant action in connection with such Tax Proceeding, (B) Cousins shall consult with New Parkway and offer New Parkway a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (C) Cousins shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, and (D) Cousins shall provide New Parkway copies of any written materials relating to such Tax Proceeding received from the relevant Taxing Authority. Notwithstanding anything in the preceding sentence to the contrary, the final determination of the positions taken, including with respect to settlement or other disposition, in (x) any Cousins Tax Proceeding relating to Restructuring/Distribution Taxes or Restructuring Transfer Taxes or (y) any other Cousins Tax Proceeding which could not reasonably be expected to give rise to an indemnification obligation of New Parkway LP pursuant to Article VI in excess of $250,000, shall be made in the sole discretion of Cousins and shall be final and not subject to the dispute resolution provisions of Section 10.01 (or Article VII of the Separation and Distribution Agreement). With respect to any Cousins Tax Proceeding (other than any Cousins Tax Proceeding relating to Restructuring/Distribution Taxes or Restructuring Transfer Taxes) which could reasonably be expected to give rise to an indemnification obligation of New Parkway LP pursuant to Article VI in excess of $250,000, New Parkway shall be entitled to participate in such Tax Proceeding at its own expense, and Cousins shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of New Parkway, which consent shall not be unreasonably withheld, conditioned or delayed.

(ii) New Parkway Tax Proceedings. In the event of any New Parkway Tax Proceeding the resolution of which could reasonably be expected to give rise to an indemnification obligation of Cousins LP pursuant to Article VI, (A) New Parkway shall consult with Cousins reasonably in advance of taking any significant action in connection with such Tax Proceeding, (B) New Parkway shall consult with Cousins and offer Cousins a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (C) New Parkway shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, and (D) New Parkway shall provide Cousins copies of any written materials relating to such Tax Proceeding received from the relevant Taxing Authority. Notwithstanding anything in the preceding sentence to the contrary, the final determination of the positions taken, including with respect to settlement or other disposition, in any New Parkway Tax Proceeding which could not reasonably be expected to give rise to an indemnification obligation of Cousins LP pursuant to Article VI in excess of $250,000, shall be made in the sole discretion of New Parkway and shall be final and not subject to the dispute resolution provisions of Section 10.01 (or Article VII of the Separation and Distribution Agreement). With respect to any New Parkway Tax Proceeding which could reasonably be expected to give rise to an indemnification obligation of Cousins LP pursuant to Article VI in excess of $250,000, Cousins shall be entitled to participate in such Tax Proceeding at its own expense, and New Parkway shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Cousins, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE IX

COOPERATION

Section 9.01. General Cooperation.

(a) The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing (“Information Request”) from another Party hereto, or from an agent or Representative of such Party, in connection with the preparation and filing of Tax Returns (including the preparation of Tax Packages), claims for Refunds, Tax Proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with tax reporting requirements or Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter (“Information”) and shall include, without limitation, at each Party’s own cost:

(i) the provision of any Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii) the execution of any document (including any power of attorney) in connection with any Tax Proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Refund claim of the Parties or any of their respective Subsidiaries;

(iii) the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter; and

(iv) the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of the Parties or their Subsidiaries.

(b) Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters.

Section 9.02. Retention of Records. Cousins and New Parkway shall retain or cause to be retained all Tax Returns, schedules and work papers, and all material records or other documents relating thereto in their possession, until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records or documents. A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The Parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

ARTICLE X

MISCELLANEOUS

Section 10.01. Dispute Resolution.

(a) In the event of any dispute between the Parties as to any matter covered by this Agreement, the Parties shall cooperate in good faith to resolve such dispute and, if the Parties cannot resolve such dispute within thirty (30) days from the time such dispute arises, the Parties shall agree as to whether such dispute shall be governed by the procedures set forth in

Section 10.01(b) of this Agreement or in Article VII of the Separation and Distribution Agreement. If the Parties cannot agree within thirty (30) days from the time such dispute arises as to which procedure will govern such dispute, such disagreement shall be resolved pursuant to Article VII of the Separation and Distribution Agreement. Notwithstanding anything in this Agreement to the contrary, any disputes arising with respect to Section 2.01(g) or Section 2.02(c)(1) shall be resolved no later than December 15, 2016.

(b) With respect to any dispute governed by this Section 10.01(b), the Parties shall mutually appoint a nationally recognized “Big Four” independent public accounting firm (other than the current auditing firm of either Cousins or New Parkway) (the “Accounting Firm”) to resolve such dispute. The Parties shall cooperate in good faith in jointly selecting the Accounting Firm. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Cousins and New Parkway and their respective Representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than fifteen (15) days after the submission of such dispute to the Accounting Firm, but in no event later than the Due Date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Cousins and the members of the Cousins Group or Legacy Parkway and its Subsidiaries, as applicable, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be paid by the non-prevailing Party.

Section 10.02. Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between Cousins or a Cousins Entity, on the one hand, and New Parkway or a New Parkway Entity, on the other hand (other than this Agreement, the Separation and Distribution Agreement, any other Ancillary Agreement and any agreement entered into after the Distribution), shall be or shall have been terminated no later than the Distribution Effective Time and, after the Distribution Effective Time, none of Cousins, any Cousins Entity, New Parkway or any New Parkway Entity shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement.

Section 10.03. Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the earlier of the ninetieth (90th) day or the payment date and thereafter will accrue interest at a rate per annum equal to the prime lending rate prevailing at such time, as published in The Wall Street Journal.

Section 10.04. Survival of Covenants. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms; provided, however, that all indemnification for Taxes shall survive until sixty (60) days following the expiration of the applicable statute of limitations (taking into account all extensions thereof), if any, for assessment of the Tax that gave rise to the indemnification; provided, further, that, in the event that notice for indemnification has been given within the applicable survival period, such indemnification shall survive until such time as such claim is finally resolved.

Section 10.05. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Distribution Transactions that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10.06. Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement, taken together with the Separation and Distribution Agreement and the schedules and exhibits thereto, constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.

Section 10.07. No Third-Party Beneficiaries. Except as provided in Article VI with respect to indemnified Parties, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 10.08. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

Section 10.09. Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither New Parkway or any member of the Parkway Group, on the one hand, nor Cousins or any member of the Cousins Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby.

Section 10.10. Amendment. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 10.11. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 10.12. Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 10.13. Coordination with Separation and Distribution Agreement. In the event of any inconsistency between this Agreement and the Separation and Distribution Agreement (or any Ancillary Agreement) with respect to matters addressed herein the provisions of this Agreement shall control).

Section 10.14. Coordination with the Employee Matters Agreement. To the extent any covenants or agreements between the Parties with respect to employee withholding Taxes are expressly set forth in the Employee Matters Agreement, such Taxes shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.

Section 10.15. Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Maryland irrespective of the choice of laws principles of the State of Maryland including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 10.16. Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Parties hereto; provided, however, that any Party may assign all of its rights and obligations under this Agreement to any of its Subsidiaries; provided, further, that no such assignment shall release the assigning Party from any of its liabilities or obligations under this Agreement. Notwithstanding the foregoing, no consent for assignment shall be required for the assignment of a Party’s rights and obligations under this Agreement, the Separation and Distribution Agreement and all other Ancillary Agreements in whole (i.e., the assignment of a Party’s rights and obligations under this Agreement, the Separation and Distribution Agreement and all Ancillary Agreements at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant Party by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Parties. Nothing herein is intended to, or shall be construed to, prohibit any Party or any of its Subsidiaries from being party to or undertaking a transaction that would result in a change of control.

Section 10.17. Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally, by telecopy or facsimile, by a recognized courier service, or by registered or certified mail, return receipt requested, postage prepaid, and in each case shall be deemed duly given on the date of actual delivery, upon confirmation of receipt. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice, and a copy of each notice shall also be sent via e-mail:

If to Cousins or Cousins LP, to:

Cousins Properties Incorporated

191 Peachtree Street, Suite 500

Atlanta, Georgia 30303

Attention: General Counsel

Fax No.:   (404) 407-1641

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Edward D. Herlihy

                 David E. Shapiro

Fax No.:  (212) 403-2000

E-mail:   edherlihy@wlrk.com

               deshapiro@wlrk.com

If to New Parkway, Parkway LP, Parkway GP,

Legacy Parkway or Legacy Parkway LP, to:

Parkway, Inc.

390 North Orange Avenue, Suite 2400

Orlando, Florida 32801

Attention: General Counsel

Fax No.:   (407) 650-0593

with a copy to:

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, DC 20004

Attention:   David Bonser

                   Bruce Gilchrist

Fax No:      202-637-5910

Email:        david.bonser@hoganlovells.com

                  bruce.gilchrist@hoganlovells.com

A Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 10.18. Effective Date. This Agreement shall become effective upon the occurrence of the Merger.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

COUSINS PROPERTIES INCORPORATED

By:	/s/ Pamela F. Roper
	Name:	Pamela F. Roper
	Title:	Senior Vice President and General Counsel

COUSINS PROPERTIES LP

By:	Parkway Properties, Inc,
its general partner

By:	/s/ Scott E. Francis
	Name:	Scott E. Francis
	Title:	Executive Vice President and Chief Accounting Officer

CLINIC SUB INC.

By:	/s/ Gregg D. Adzema
	Name:	Gregg D. Adzema
	Title:	Executive Vice President

PARKWAY PROPERTIES, INC.

By:	/s/ Jeremy R. Dorsett
	Name:	Jeremy R. Dorsett
	Title:	Executive Vice President and General Counsel

PARKWAY PROPERTIES LP

By:	Parkway Properties General Partners, Inc.,
its sole general partner

By:	/s/ Jeremy R. Dorsett
	Name:	Jeremy R. Dorsett
	Title:	Executive Vice President and General Counsel

By:	/s/ David O’Reilly
	Name:	David O’Reilly
	Title:	Executive Vice President and Chief Financial Officer

PARKWAY PROPERTIES GENERAL PARTNERS, INC.

By:	/s/ Jeremy R. Dorsett
	Name:	Jeremy R. Dorsett
	Title:	Executive Vice President and General Counsel

By:	/s/ Scott E. Francis
	Name:	Scott E. Francis
	Title:	Executive Vice President and Chief Accounting Officer

PARKWAY, INC.

By:	/s/ Scott E. Francis
	Name:	Scott E. Francis
	Title:	Executive Vice President and Chief Financial Officer

By:	/s/ A. Noni Holmes-Kidd
	Name:	A. Noni Holmes-Kidd
	Title:	Vice President and General Counsel

PARKWAY OPERATING PARTNERSHIP LP

By:	Parkway Properties General Partners, Inc.,
its sole general partner

By:	/s/ Jeremy R. Dorsett
	Name:	Jeremy R. Dorsett
	Title:	Executive Vice President and General Counsel

By:	/s/ David O’Reilly
	Name:	David O’Reilly
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Tax Matters Agreement (Continued)]